Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER OF 2024

BILOXI, MS (October 23, 2024) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for the third quarter ending September 30, 2024.

Third Quarter Earnings

Net income for the third quarter of 2024 increased $13,521,000 to $15,431,000 compared to net income of $1,910,000 for the third quarter of 2023. The earnings per weighted average common share for the third quarter of 2024 were $3.31 compared to earnings per weighted average common share of $0.41 for the third quarter of 2023. Per share figures are based on weighted average common shares outstanding of 4,661,686 and 4,677,827 for the third quarters of 2024 and 2023, respectively.

The increase in net income for the third quarter of 2024 was due to a discrete item of $15,194,000 recorded as a tax benefit for the reversal of the Company’s valuation allowance on federal and state deferred tax assets during the third quarter of 2024.  Pre-tax income for the third quarter of 2024 decreased $904,000 to $1,334,000 as compared with $2,238,000 for the third quarter of 2023.  Total interest income decreased by $9,000 to $7,830,000 for the third quarter of 2024 as compared with $7,839,000 for the third quarter of 2023 due to lower interest income on securities and overnight fed funds caused by a decrease in balances and yields. Total interest expense increased by $1,061,000 to $2,551,000 for the third quarter of 2024 as compared with $1,490,000 for the third quarter of 2023 due to higher interest rates paid on deposit accounts and borrowings.

Net income for the first nine months of 2024 increased $12,732,000 to $20,175,000 compared to net income of $7,443,000 for the first nine months of 2023. The earnings per weighted average common share for the first nine months of 2024 were $4.33 compared to earnings per weighted average common share of $1.59 for the first nine months of 2023. Per share figures are based on weighted average common shares outstanding of 4,661,686 and 4,678,065 for the first nine months of 2024 and 2023, respectively.

The increase in net income for the first nine months of 2024 was due to a discrete item of $15,194,000 recorded as a tax benefit for the reversal of the Company’s valuation allowance on federal and state deferred tax assets during the third quarter and first nine months of 2024.  Pre-tax income for the first nine months of 2024 decreased $2,549,000 to $6,480,000 as compared with $9,029,000 for the first nine months of 2023.  Total interest income increased by $528,000 to $25,454,000 for the first nine months of 2024 as compared with $24,926,000 for the first nine months of 2023 due to higher interest and fees on loans.  Total interest expense increased by $3,254,000 to $7,579,000 for the first nine months of 2024 as compared with $4,325,000 for the first nine months of 2023 due to higher interest rates paid on deposit accounts and borrowings.

The Company had a valuation allowance on federal and state deferred tax assets totaling $15,617,000 as of December 31, 2023.  In the third quarter of 2024, the Company reassessed the valuation allowance in accordance with applicable accounting guidance and determined it was appropriate to reverse substantially all the valuation allowance which resulted in a one-time discrete reduction to income tax expense of $15,194,000 in the current quarter.  Excluding the discrete item, income tax expense for the nine months ended September 30, 2024, totaled $1,500,000 based upon the expected annual tax rate for 2024 of 23.1% compared to income tax expense of $1,586,000 for the nine months ended September 30, 2023, at an effective rate of 17.6%.  The net deferred tax asset recognized on the Company consolidated balance sheet totaled $12,250,000 at September 30, 2024 and $756,000 at December 31, 2023.

Return on average assets for the first nine months ended September 30, 2024, increased 2.14% to 3.33% (which included the discrete item), with the discrete item excluded from the calculation, return on average assets would be 0.82% compared to 1.19% for the first nine months ended September 30, 2023. The Company’s efficiency ratio increased 6% to 72% for the first nine months ended September 30, 2024, compared to 66% for the first nine months ended September 30, 2023.

Asset Quality

Although the economy has experienced a rising rate environment, gross loans increased $9,577,000 from $229,682,000 at September 30, 2023 to $239,259,000 at September 30, 2024. Other real estate decreased from $952,000 at September 30, 2023, to $1 as of September 30, 2024.

“The Bank’s leadership remains committed to maintaining high-quality assets. We are closely monitoring economic conditions and staying vigilant for any potential changes in interest rates,” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity increased by $37,280,000 to $96,393,000 at September 30, 2024 from $59,113,000 at September 30, 2023, increased by $27,110,000 from $69,283,000 at December 31, 2023, increased by $25,730,000 from $70,663,000 at March 31, 2024, and increased by $22,193,000 from $74,200,000 at June 30, 2024. The improvement in shareholders’ equity was mainly due to positive earnings and a decrease of $18,628,000, $7,774,000, $8,809,000, and $6,762,000 in unrealized losses on securities since September 30, 2023, December 31, 2023, March 31, 2024, and June 30, 2024, respectively and the aforementioned $15,617,000 reduction of the valuation allowance on federal and state deferred tax assets in the current third quarter.  Also, the Company has paid dividends of $2,750,000 to shareholders of record since September 30, 2023. The Company reported $50,735,000, $39,881,000, $40,915,000, $38,869,000 and $32,106,000 in unrealized losses on the available for sale securities portfolio as of September 30, 2023, December 31, 2023, March 31, 2024, June 30, 2024, and September 30, 2024, respectively. These unrealized losses are presented in accumulated other comprehensive income for the respective periods. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities. The unrealized losses are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so; therefore, the Company does not foresee a sale of any affected securities that would cause the realization of these losses by the Company as part of net income in the near future.

The Bank’s leverage ratio has not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 13.48% as of September 30, 2024.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured. The Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

As interest rates have increased and the cost of attracting new deposits and replacing deposit attrition has increased, the Bank experienced a decrease in deposit balances during the nine months ended September 30, 2024. This decrease was mostly caused by a decrease in the balances of several of its interest-bearing deposit accounts but not due to account closures.  During the first quarter of each year the Bank experiences an influx of public fund tax deposits and these tax deposits are slowly allocated throughout the year, total deposits have decreased $22,404,000 to $666,086,000 from $688,490,000 as of December 31, 2023.

About the Company

Founded in 1896, with $814 million in total assets as of September 30, 2024, The Peoples Bank operates 18 bank facilities along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Company just experienced its third best year of earnings ever and was recently recognized as part of the 2024 OTCQX Best 50, a ranking of the top-performing OTCQX companies in the prior calendar year.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission (“SEC”), www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net interest income	$5,279	$6,349	$17,875	$20,601
Provision for credit losses	(48)	22	(48)	(275)
Non-interest income	1,750	1,745	5,254	5,255
Non-interest expense	5,743	5,834	16,697	17,102
Income tax (benefit) expense	(14,097)	328	(13,695)	1,586
Net income	15,431	1,910	20,175	7,443
Earnings per share	$3.31	$0.41	$4.33	$1.59

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Allowance for credit losses on loans, beginning of period	$3,150	$3,224	$3,224	$3,338
Recoveries	25	17	189	580
Charge-offs	(44)	(40)	(222)	(427)
Provision for (reduction of ) loan losses	(40)	—	(100)	(280)
Impact of adopting ASC 326	—	—	—	(10)
Allowance for credit losses on loans, end of period	$3,091	$3,201	$3,091	$3,201

PERFORMANCE RATIOS

September 30,		2024	2023
Return on average assets	*	3.33%	1.19%
Return on average equity	*	32.53%	17.41%
Net interest margin		3.00%	3.30%
Efficiency ratio		72%	66%
*-Includes discrete item of $15,194 for the reversal of valuation allowance in Q3 2024.

BALANCE SHEET SUMMARY

September 30,	2024	2023
Total assets	$814,152	$810,378
Securities	475,513	487,872
Loans, net	236,168	226,481
Other real estate (ORE)	—	952
Total deposits	666,086	730,234
Shareholders’ equity	96,393	59,113
Book value per share	20.68	12.64
Weighted average shares	4,661,686	4,678,065

PERIOD END DATA

September 30,	2024	2023
Allowance for credit losses on loans as a
percentage of loans	1.29%	1.39%
Loans past due 90 days and
still accruing	$—	$—
Nonaccrual loans	$427	$188
Leverage ratio	13.48%	11.99%